Exhibit 10.20

As of November 1, 2018
Mr. Wade Davis
c/o Viacom Inc.
1515 Broadway
New York, NY 10036
Dear Mr. Davis:
Reference is made to that certain employment agreement between you and Viacom International Inc. (the “Company”) dated as of November 27, 2014 (your “Employment Agreement”). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.
This letter, when fully executed below, shall amend your Employment Agreement as follows:
1.Contract Period. Paragraph 1 shall be amended to extend your Contract Period through November 30, 2019.
2.LTMIP. Paragraph 3(c) shall be amended to change the target value of your participation in the Long-Term Management Incentive Program to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000).
Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended shall remain in full force and effect.
If the foregoing correctly sets forth our understanding, please sign and return both copies of this letter that have been provided to you. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

VIACOM INC.

By:	/s/ Fukiko Ogisu
	Name:	Fukiko Ogisu
	Title:	Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

/s/ Wade Davis
Wade Davis

Dated:
11/8/2018